Exhibit 99.1

Great Lakes Reports Third Quarter Results

  Consolidated revenue increased 7.6% year-over-year to $202.2 million in the third quarter
  Backlog at September 30, 2014 of $470.6 million
  Low bidder on a record of volume of work in October totaling $433.1 million
  Recently awarded Suez Canal contract expected to boost utilization of international fleet
  Well positioned for strong fourth quarter and 2015

OAK BROOK, Ill.--(BUSINESS WIRE)--November 5, 2014--Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD), the largest provider of dredging services in the United States and a major provider of environmental and remediation services, today reported financial results for the quarter ended September 30, 2014.

Chief Executive Officer Jonathan Berger stated, “Recently, we were low bidder on a record volume of bids, commenced construction on the new ATB hopper dredge, and completed the acquisition of Magnus Pacific Corporation. The acquisition positions us well to achieve our goal of being a leading full service, environmental and geotechnical contractor on both land and water.”

Commenting on the quarter, Mr. Berger continued, “For the three months ended September 30, 2014, Great Lakes reported revenue of $202.2 million, loss from continuing operations of $1.0 million and adjusted EBITDA from continuing operations of $13.4 million. For the third quarter, dredging recorded revenues of $167.1 million, a 7.5% increase over the same period in 2013, and gross profit margin declined to 10.7%. The environmental & remediation segment had revenues of $37.2 million, a 2.9% increase over the same period in 2013, and gross profit margin increased to 17.7%.

“Our dredging division’s third quarter results were impacted by several factors, the most significant of which was lower utilization in the coastal protection market due to Superstorm Sandy work largely having been deferred until recent October tenders. We expect to benefit in the coming months, as our backlog has grown substantially with this and other work. We took advantage of the deferral of Superstorm Sandy work in the coastal protection market by pulling forward a regulatory dry dock for a second hopper dredge in the third quarter. During the quarter, we had major dry docks for two hopper dredges, which generated significant costs while taking two major assets off-line during the period. While in dry dock, we added a bulbous bow to the dredge, Liberty Island, which will improve the vessel’s fuel efficiency and carrying capacity on projects in the busier market that we are now experiencing.

“In the Middle East, work did not begin on the $32.5 million Hidd Phase 1 & 2 land reclamation job until mid-August, and the cutter dredge, Carolina, completed its project in Saudi Arabia in July and entered a dry dock period, not working the remainder of the quarter.

“Third quarter results were also impacted by a $5.5 million charge related to cost overruns on a project in one of our joint ventures. The cost overruns resulted mainly from start-up delays that are preventing the job from being completed in one season, as originally estimated, forcing the joint venture to demobilize and remobilize the equipment.

“Our environmental & remediation segment continued to execute well on several large jobs during the third quarter, contributing to improved gross profit margin. Our strategy has included growing this segment, and we are very pleased with the strong organic growth that we have realized. The fourth quarter acquisition of Magnus Pacific will contribute to continued growth of this segment.”

Mark Marinko, Chief Financial Officer, added, “In September, we amended our existing credit facility in order to provide greater flexibility as we operate our business. The amendment increased the total facility to $210.0 million, secured and collateralized the facility with liens on certain vessels and our domestic accounts receivable (subject to permitted liens and prior interests of other parties), decreased the required ratio of aggregate orderly liquidation value of pledged collateral from 1.5 times to 1.27 times the aggregate revolving commitment, and enabled the full use of the facility for the issuance of letters of credit. This last modification provides us more flexibility in pursuing international jobs.”

Third Quarter 2014 Highlights

Total Company

  Revenue increased 7.6% to $202.2 million in the third quarter of 2014 compared to $187.9 million in the third quarter of 2013.
  Gross profit margin decreased to 12.1% from 14.8% in same period in the prior year. Gross profit margin was impacted by an increase in unearned plant expense and operating overhead, the latter of which is primarily attributed to increased labor costs, and was partially offset by improved contract margins in the environmental & remediation segment.
  Operating income decreased 42.5% to $8.0 million from $13.9 million in the same period in 2013. Lower general and administrative costs related to payroll and benefits partially offset the decline in gross profit margin in the third quarter of 2014. The prior year period also included a $3.2 million gain from the sale of an underutilized dredge in the Middle East, the Manhattan Island.
  Loss from continuing operations was $1.0 million, driven by a $5.8 million equity in loss of joint ventures. Net loss (which includes both continuing and discontinued businesses) was $2.1 million and includes a $1.1 million income tax benefit and loss on discontinued operations of $1.1 million. In the prior year period, net income was $1.4 million, which included an income tax provision of $3.1 million and loss on discontinued operations of $5.3 million.
  Adjusted EBITDA from continuing operations was $13.4 million, a 49.3% decrease from $26.5 million in the same period in the prior year.

Dredging

  Dredging revenues were $167.1. million for the quarter, a 7.5% increase over the prior year revenues on higher domestic capital, maintenance and foreign capital revenues, partially offset by lower coastal protection and rivers & lakes revenues.
  Gross profit margin was 10.7% versus 14.5% in the same quarter last year. Gross profit margin decreased primarily due to higher unearned plant costs driven by two hopper dredges being taken off-line for dry docks and underutilized dredges in the Middle East. Higher overhead costs, including higher labor and purchased services costs, also contributed to the decrease in gross profit margin.
  Operating income decreased to $5.7 million for the quarter from $13.1 million in the same period in the prior year. The third quarter of 2014 had lower gross profit margin, and the third quarter of the prior year period had benefitted from a $3.2 million gain on sale of the Manhattan Island.

Environmental & Remediation

  Revenue increased 2.9% to $37.2 million in the third period of 2014 from $36.1 million in the prior year period.
  Gross profit margin improved to 17.7% in the third quarter, an increase from 14.6% in the prior year, with improved contract margin partially offset by higher unearned plant expense – related to maintenance costs on the assets acquired during the acquisition of the Trucking & Field Services division of Team Services, LLC, which occurred in the second quarter of 2014, and equipment rentals on delayed jobs – and overhead costs mainly attributed to higher labor costs.
  Operating profit was $2.3 million, a $1.5 million improvement compared to the third quarter 2013. Higher gross profit margin was partially offset by an increase in general & administrative costs, which is attributed to additional headcount to manage the segment’s growth.

Nine Months Ended September 30, 2014 Highlights

Total Company

  Revenue increased 9.0% to $561.3 million for the nine months ended September 30, 2014, compared to $515.1 million in nine months ended September 30, 2013.
  Gross profit margin decreased to 12.8% for the nine months ended September 30, 2014, compared to 14.0% for the nine months ended September 30, 2013 due to higher plant expenses and operating overhead, partially offset by higher contract margins in both segments.
  Operating income was $21.2 million, down from $40.1 million in the prior year. The lower gross profit margin and higher general & administrative expenses in the current year, as well as the $13.3 million in proceeds from loss of use claim in the prior year, were the main drivers for the difference between 2014 and 2013 results.
  Income from continuing operations was $0.4 million compared to income from continuing operations of $15.1 million in the prior year, with the main drivers of the difference being a $9.1 million charge in equity in loss of joint ventures in 2014 and $13.3 million settlement proceeds in 2013, along with a prior year $3.1 million gain on sale of assets. Net loss (which includes both continuing and discontinued businesses) was $8.7 million in 2014, compared to a loss of $23.4 million in the same period in the prior year. Net loss in 2013 included a net loss from discontinued operations of $38.6 million, compared to a net loss from discontinued operations of $9.1 million in the current year.
  Adjusted EBITDA from continuing operations was $45.2 million, a decrease of 38.8% from $73.9 million over the same period in the prior year.

Dredging

  Revenue increased 4.3% to $486.2 million for the nine months ended September 30, 2014, driven by an increase in domestic capital, maintenance and rivers & lakes revenues, which was partially offset by lower revenue in the Middle East and lower coastal protection revenue in the United States.
  Gross profit margin for the nine months ended September 30, 2014 decreased to 12.6% from 14.2% for the nine months ended September 30, 2013, driven by higher unearned plant costs due to two hopper dredges being taken off-line for dry docks and underutilized dredges in the Middle East. Higher overhead costs, including higher labor and purchased services costs, also contributed to the decrease in gross profit margin, while higher contract margin partially offset these cost increases.
  Operating income was $24.2 million through September 30, 2014 versus $46.7 million in the prior year same period. In addition to lower gross profit margin in 2014, general & administrative expenses increased. The results for the same period last year include the $13.3 million in settlement proceeds related to the loss of use claim.
  The Company won 30%, or $336.0 million, of the domestic dredging bid market through the first nine months of 2014.

Environmental & Remediation

  Revenue increased 48.9% to $79.2 million for the nine months ended September 30, 2014, compared to the nine months ended September 30, 2013, driven by a greater number of environmental remediation projects, including the large remediation projects in Michigan and New Jersey.
  Gross profit margin increased to 13.0% from 11.4% due to higher contract margin, partially offset by higher plant expenses driven by equipment rental costs associated with delayed projects and increased costs to maintain the equipment acquired during the acquisition of the Trucking & Field Services division of Team Services, LLC, which occurred in the second quarter of 2014.
  Operating loss was $3.0 million, improved from the operating loss of $6.6 million in the same period during the prior year. Higher gross profit margin was offset by increased general & administrative expenses discussed previously.

Outlook

Mr. Berger concluded, “During the third quarter, we won $109 million, or approximately 20%, of the market with a mix of capital, coastal protection and maintenance work. In October, we were low bidder on $289 million of domestic dredging projects, including three Superstorm Sandy coastal protection projects valued at $143 million, $68 million, and $42 million on the New Jersey coast, in addition to the $27 million final phase of the New York harbor deepening. During the fourth quarter, our fleet will be fully utilized on projects including a coastal protection project in New Jersey, the Freeport, Texas Channel widening, Port Miami deepening, and the Delaware River deepening. We expect additional Superstorm Sandy projects to be put out to bid in the fourth quarter, and we anticipate an improved bid market into next year, enabling us to continue to fill our backlog and improve fleet utilization.

“Internationally, we are positioned to have significantly improved fleet utilization in the fourth quarter and into the third quarter of next year compared to the first nine months of 2014. Two of our Middle East-based cutter suction dredges will commence dredging in early 2015 and will work through the third quarter of 2015 as part of a consortium on a project to deepen and widen the Suez Canal. Great Lakes’ portion of the contract is valued at $140 million. Three hopper dredges continue to execute on the $32.5 million land reclamation job in Bahrain through early 2015, and work will continue on the Wheatstone project in Australia through the first quarter of 2015. We continue to evaluate and pursue opportunities throughout the world.

“Finally, the Magnus Pacific acquisition in the fourth quarter represents another milestone in our strategy to grow our environmental & remediation segment. With this transaction, we now have a nationwide platform with significant skills in executing complex environmental and geotechnical projects both on land and water. It also provides significant scale to allow us to invest in both people and equipment to meet the needs of the most demanding clients. The transaction adds approximately $90 million in backlog, most of which we expect to be worked off in 2015. Terra is continuing to work off its $21 million of backlog through the rest of the year and is pursuing several projects. We expect the combined platform of Terra and Magnus will lead to further profitable growth in this segment going forward.”

The Company will be holding a conference call at 9:00 a.m. C.S.T. today where we will further discuss these results. Information on this conference call can be found below.

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Wednesday, November 5, 2014 at 9:00 a.m. C.S.T. (10:00 a.m. E.S.T.). The call in number is 877-377-7553 and Conference ID is 24046465. The conference call will be available by replay until Thursday, November 6, 2014, by calling 800-585-8367 and providing Conference ID 24046465. The live call and replay can also be heard on the Company’s website, www.gldd.com, under Events & Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website.

Use of Adjusted EBITDA from Continuing Operations

Adjusted EBITDA from continuing operations, as provided herein, represents net income attributable to common stockholders of Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense, debt extinguishment, accelerated maintenance expense for new international deployments and goodwill or asset impairments and gains on bargain purchase acquisitions. Adjusted EBITDA from continuing operations is not a measure derived in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The Company presents Adjusted EBITDA from continuing operations as an additional measure by which to evaluate the Company’s operating trends. The Company believes that Adjusted EBITDA from continuing operations is a measure frequently used to evaluate performance of companies with substantial leverage and that the Company’s primary stakeholders (i.e., its stockholders, bondholders and banks) use Adjusted EBITDA from continuing operations to evaluate the Company’s period to period performance. Additionally, management believes that Adjusted EBITDA from continuing operations provides a transparent measure of the Company’s recurring operating performance and allows management to readily view operating trends, perform analytical comparisons and identify strategies to improve operating performance. For this reason, the Company uses a measure based upon Adjusted EBITDA from continuing operations to assess performance for purposes of determining compensation under the Company’s incentive plan. Adjusted EBITDA from continuing operations should not be considered an alternative to, or more meaningful than, amounts determined in accordance with GAAP including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of Adjusted EBITDA from continuing operations, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of accelerated maintenance expense for new international deployments, goodwill or asset impairments, gains on bargain purchase acquisitions, interest and income tax expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure the Company’s operating performance and uses Adjusted EBITDA from continuing operations only as a supplement. Adjusted EBITDA from continuing operations is reconciled to net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation in the table of financial results. For further explanation, please refer to the Company’s SEC filings.

The Company

Great Lakes Dredge & Dock Corporation (“Great Lakes” or the “Company”) is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations. The Company is also a significant provider of environmental and remediation services. Great Lakes employs over 150 degreed engineers, most of whom specialize in civil and mechanical engineering, which contributes to its 124-year history of never failing to complete a marine project. Great Lakes has a disciplined training program for engineers that ensures experienced-based performance as they advance through Company operations. Great Lakes also owns and operates the largest and most diverse dredging fleet in the U.S. industry, comprised of over 200 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute "forward-looking" statements as defined in Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"), the Private Securities Litigation Reform Act of 1995 (the "PSLRA") or in releases made by the Securities and Exchange Commission (the "SEC"), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words "plan," "believe," "expect," "anticipate," "intend," "estimate," "project," "may," "would," "could," "should," "seeks," or "scheduled to," or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Exchange Act and the PSLRA with the intention of obtaining the benefits of the "safe harbor" provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks and uncertainties that are described in Item 1A. "Risk Factors" of Great Lakes’ Annual Report on Form 10-K for the year ended December 31, 2013, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes' future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation
Condensed Consolidated Statements of Operations
(Unaudited and in thousands, except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Contract revenues	$202,198	$187,862	$561,289	$515,140
Gross profit	24,459	27,836	71,569	72,342
General and administrative expenses	16,062	17,121	49,850	48,700
Proceeds from loss of use claim	-	-	-	(13,272)
(Gain) loss on sale of assets—net	390	(3,214)	558	(3,141)
Operating income	8,007	13,929	21,161	40,055
Other income (expense)
Interest expense—net	(4,702)	(5,542)	(14,730)	(16,671)
Equity in earnings (loss) of joint ventures	(5,785)	1,427	(9,063)	452
Gain on bargain purchase acquisition	-	-	2,197	-
Other income (expense)	384	(178)	410	(403)
Income (loss) from continuing operations before income taxes	(2,096)	9,636	(25)	23,433
Income tax (provision) benefit	1,069	(3,060)	425	(8,326)
Income (loss) from continuing operations	(1,027)	6,576	400	15,107
Loss from discontinued operations, net of income taxes	(1,059)	(5,310)	(9,118)	(38,618)
Net income (loss)	(2,086)	1,266	$(8,718)	$(23,511)
Net loss attributable to noncontrolling interest	-	182	-	151
Net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$(2,086)	$1,448	(8,718)	$(23,360)

Basic earnings (loss) per share attributable to continuing operations	(0.01)	0.11	0.01	0.25
Basic loss per share attributable to discontinued operations, net of tax	(0.02)	(0.08)	(0.15)	(0.64)
Basic earnings (loss) per share attributable to Great Lakes Dredge & Dock Corporation	$(0.03)	$0.03	(0.14)	(0.39)
Basic weighted average shares	60,040	59,526	59,870	59,444

Diluted earnings (loss) per share attributable to continuing operations	(0.01)	0.11	0.01	0.25
Diluted loss per share attributable to discontinued operations, net of tax	(0.02)	(0.09)	(0.15)	(0.64)
Diluted earnings (loss) per share attributable to Great Lakes Dredge & Dock Corporation	$(0.03)	$0.02	$(0.14)	$(0.39)
Diluted weighted average shares	60,040	60,082	60,491	60,000

Great Lakes Dredge & Dock Corporation
Reconciliation of Net Income (Loss) attributable to Great Lakes Dredge & Dock Corporation to Adjusted EBITDA from Continuing Operations
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2014	2013	2014	2013
Net income (loss) attributable to common stockholders of Great Lakes Dredge & Dock Corporation	$(2,086)	$1,448	$(8,718)	$(23,360)
Loss from discontinued operations, net of income taxes	(1,059)	(5,310)	(9,118)	(38,618)
Net loss attributable to noncontrolling interest	-	182	-	151
Income (loss) from continuing operations	(1,027)	6,576	400	15,107
Adjusted for:
Interest expense—net	4,702	5,542	14,730	16,671
Income tax provision (benefit)	(1,069)	3,060	(425)	8,326
Depreciation and amortization	10,823	11,297	32,744	33,777
Gain on bargain purchase acquisition	-	-	(2,197)	-
Adjusted EBITDA from continuing operations	$13,429	$26,475	$45,252	$73,881

Great Lakes Dredge & Dock Corporation
Selected Balance Sheet Information
(Unaudited and in thousands)

	Period Ended
	September 30,	December 31,
	2014	2013
Cash and cash equivalents	$21,088	$75,338
Total current assets	296,468	361,053
Total assets	817,198	852,645
Total current liabilities	194,447	193,899
Long-term debt	285,485	285,000
Total equity	235,554	242,101

Great Lakes Dredge & Dock Corporation
Revenue and Backlog Data
(Unaudited and in thousands)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
Revenues	2014	2013	2014	2013
Dredging:
Capital - U.S.	$57,514	$43,045	$133,683	$128,027
Capital - foreign	40,040	32,651	85,691	104,384
Coastal protection	31,939	54,398	158,548	163,546
Maintenance	26,577	12,687	85,228	47,090
Rivers & lakes	11,009	12,688	23,003	22,868
Total dredging revenues	167,079	155,469	486,153	465,915
Environmental & remediation	37,182	36,114	79,224	53,215
Intersegment revenue	(2,063)	(3,721)	(4,088)	(3,990)
Total revenues	$202,198	$187,862	$561,289	$515,140

	As of
	September 30,	December 31,	September 30,
Backlog	2014	2013	2013
Dredging:
Capital - U.S.	$162,109	$176,117	$149,071
Capital - foreign	84,232	98,666	108,458
Coastal protection	60,841	143,498	157,782
Maintenance	47,007	70,633	76,592
Rivers & lakes	95,829	26,158	16,885
Total dredging backlog	450,018	515,072	508,788
Environmental & remediation	20,581	28,330	39,056
Total backlog	$470,599	$543,402	$547,844

CONTACT:
Great Lakes Dredge & Dock Corporation
Mary Morrissey
Investor Relations
630-574-3467